FOR IMMEDIATE RELEASE

NASDAQ symbol: NVAX

NOVAVAX MOVES AHEAD WITH COST RATIONALIZATION PLAN

MALVERN, PA., March 21, 2005 – Novavax, Inc. (Nasdaq: NVAX), a specialty biopharmaceutical company, today announced additional measures to control expenses by reducing the size of its sales force. This move will more efficiently align the number of sales representatives required to support the existing base of ESTRASORB® prescribing physicians while allowing the company to continue to cover the highest prescribing obstetricians and gynecologists to grow sales of its women’s health products.

Following a detailed analysis of the opportunities in its sales territories balanced with a return on investment analysis, the company concluded that it was in its best interest to restructure to 40 sales positions. The Company expects that this realignment will reduce selling expenses by approximately $7.2 million on an annualized basis. These savings are in addition to the estimated sales and marketing reductions outlined in the Company’s fourth quarter conference call of March 15, 2005.

“Recently completed market research continues to support the attractiveness of the patchless transdermal estrogen therapy market. The research additionally indicated our marketing efforts should be better balanced between direct to physician promotion and programs that offer a more consumer-oriented approach. This restructuring will allow Novavax to more efficiently utilize its financial resources, as well as prepare for a planned ESTRASORB partnership,” said Nelson M. Sims, President and CEO, Novavax. “Our analysis indicates that a streamlined sales force will adequately support ESTRASORB and other women’s health product sales.”

The estrogen therapy market in the U.S. achieved approximately $1.5 billion in sales in 2004, with the transdermal portion of the market gaining share. The Company believes that ESTRASORB’s product profile is strong, as evidenced by the positive support from physicians with experience prescribing the product and high patient satisfaction as demonstrated by high continuation rates.

Novavax will continue to allocate full resources to develop new products utilizing its proprietary micellar nanoparticle (MNP) technology. Several new products have successfully completed the first phase of pre-clinical testing. Once the results are evaluated the Company will provide a market update on its clinical plan.

About Novavax Inc.
Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on drug delivery and vaccine development. Novavax sells, markets, and distributes a line of women’s health prescription pharmaceuticals through its specialty sales force calling on obstetricians and gynecologists throughout the United States including ESTRASORB, its topical emulsion for estrogen therapy. Novavax’s micellar nanoparticle technology involves the use of patented oil and water nanoemulsions that it believes can be used as vehicles for the topical delivery of a wide variety of drugs and other therapeutic products, including hormones. In addition, Novavax conducts research and development on preventative and therapeutic vaccines and proteins for a variety of infectious diseases, including HIV, influenza, SARS and E- selectin tolerogen for the prevention of stroke.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2004. incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Form 10K . Copies of the filing may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.

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For further information:

INVESTOR RELATIONS

Nelson M. Sims, President and CEO

Rita Freedman, Manager Investor Relations

Novavax Inc.

Tel: (484) 913-1200

Email: rfreedman@novavax.com